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Exhibit (a)(1)(C)

        OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
Dot Hill Systems Corp.
at
$9.75 Net Per Share
by
Denali Acquisition Sub Corp.
a wholly owned subsidiary of
Seagate HDD Cayman
A wholly owned indirect subsidiary of
Seagate Technology Public Limited Company

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M. (EASTERN TIME)
ON OCTOBER 6, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        September 1, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Denali Acquisition Sub Corp. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Seagate HDD Cayman, an exempted company with limited liability organized under the laws of the Cayman Islands ("Parent"), to act as Information Agent in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Dot Hill Systems Corp., a Delaware corporation ("Dot Hill"), at a price of $9.75 per Share, without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and subject to the conditions set forth in the offer to purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time in accordance with the terms of the Acquisition Agreement (as described below), constitutes the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Purchaser will not be required to (and may not) accept any Shares for payment pursuant to the Offer, unless, at 12:01 a.m. (Eastern Time) on October 6, 2015, unless otherwise extended (the date and time at which the Offer expires by its terms (as it may be extended in accordance with the terms of the Acquisition Agreement (as defined below)) is referred to herein as the "Expiration Date"), (i) there will have been validly tendered in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Shares) a number of Shares that, taken together with any Shares then owned by Parent and Purchaser, represent a majority of all then outstanding Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received," as such term is defined in Section 251(h) of the General Corporation Law of the State of Delaware, by the depositary for the Offer pursuant to such procedures), (ii) the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated, (iii) the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) under the antitrust laws of any jurisdiction outside the U.S. that are applicable to such transactions in the reasonable judgment of Parent have expired or been terminated, and (iv) any approvals, consents, authorizations or similar clearances required under the antitrust laws of any jurisdiction outside the U.S. that are applicable to such transactions in the reasonable judgment of Parent have been received or obtained. In addition, Purchaser will not be required to accept any Shares for payment pursuant to the Offer if, at the Expiration Date, (i) Dot Hill has breached its covenants under the Acquisition Agreement in any material respect, (ii) a Company Material Adverse Effect (as defined in the Offer to Purchase) has occurred and is continuing, or (iii) a governmental authority has (A) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Acquisition Agreement (including the Offer or the Merger) any applicable law that has the effect of making the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) or (B) issued or granted any order that remains in effect and has the effect of making any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger). The Offer also is subject to other conditions as described in the Offer to Purchase. The Offer is not subject to any financing condition.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Offer to Purchase;

          2.     The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

          3.     The Form of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

          4.     A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5.     A copy of Dot Hill's Solicitation/Recommendation Statement on Schedule 14D-9 dated September 1, 2015, which has been filed by Dot Hill with the Securities and Exchange Commission; and

          6.     A return envelope addressed to the Depositary for your use only.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M. (EASTERN TIME) ON OCTOBER 6, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        The Offer is being made pursuant to the Acquisition Agreement, dated as of August 18, 2015 (as it may be amended or supplemented from time to time in accordance with its terms, the "Acquisition Agreement"), by and among Parent, Purchaser and Dot Hill. The Acquisition Agreement provides, among other things, that subject to the satisfaction or waiver of conditions set forth in the Acquisition Agreement, Purchaser will be merged with and into Dot Hill (the "Merger"), with Dot Hill continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent.

        Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:01 a.m. (Eastern Time) on October 6, 2015.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth below.

Very truly yours,

D.F. King & Co., Inc.

48 Wall Street
New York, New York 10005
Stockholders may call toll free: (866) 406-2283
Banks and Brokers may call collect: (212) 269-5550
Email: dothill@dfking.com

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL APPOINT YOU AS AN AGENT OF PURCHASER, PARENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN AND THEREIN.

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  Exhibit (a)(1)(C)